Exhibit 99.1

FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

ALIMERA SCIENCES MEETS REVENUE MILESTONE AND ACCESSES ADDITIONAL $2.5 MILLION UNDER SOLAR DEBT AGREEMENT

ATLANTA, February 24, 2020 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, today announced that it has drawn down the remaining     $2.5 million under the $45 million term loan agreement with its current lenders, investment affiliates managed by Solar Capital Partners, LLC.
Under the terms of the agreement, Alimera had the option to draw down an additional $2.5 million if it achieved $30.0 million in revenue for any trailing six-month period ending on or before November 30, 2020. The $2.5 million loan brings the total Alimera borrowings under the agreement to the maximum $45 million available.

“We are pleased to draw these funds so quickly, as it reflects the continued strong growth of our ILUVIEN® franchise and will be added to our current cash on hand,” said Rick Eiswirth, Alimera’s president and chief executive officer.

About Solar Capital Partners, LLC.

Solar Capital Partners, LLC (“Solar Capital Partners”) is an SEC-registered investment adviser that primarily invests directly in leveraged, U.S. middle market companies in the form of cash flow and asset-based senior secured loans. Solar Capital Partners manages approximately $6.5 billion of investable capital, including serving as the investment adviser to two publicly-traded business development companies, Solar Capital Ltd. and Solar Senior Capital Ltd, and multiple private credit funds. Solar Capital Partners’ life science lending business provides financing solutions for later-stage bio-pharma, medical device, healthcare IT and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit http://www.solarcapltd.com/Life-Science-Lending.

About Alimera Sciences, Inc.
Alimera is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies and for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye (NIPU). Alimera does not have the contractual right to pursue approval to treat uveitis in the U.S., and therefore does not have a regulatory license in the U.S. to treat NIPU.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s and ILUVIEN’s future growth and the sufficiency of the Company’s cash to meet future needs. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include but are not limited to, lower revenue and a corresponding decrease in cash due to a reduction in end user demand, unanticipated competition, regulatory issues, or other unexpected circumstances, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018 and Alimera’s Quarterly Reports on Form 10-Q for the first, second and third quarters of 2019, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov. Additional factors will also be described in those sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the SEC soon.
The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.